Exhibit 99.1

For Immediate Release
August 5, 2021

NW Natural Holdings Reports Second Quarter 2021 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported a net loss of $0.02 per share for the second quarter of 2021, compared to a net loss of $0.17 per share from continuing operations for the same period in 2020
•Earned net income of $1.92 per share for the first six months of 2021, compared to earnings from continuing operations of $1.41 per share for the same period in 2020
•Added nearly 12,000 natural gas meters in the last 12 months with a growth rate of 1.6%
•Filed a multi-party settlement in the Washington general rate case
•Continued working to contract for renewable natural gas, including issuing a request for proposal in July 2021
•Reaffirmed 2021 earnings guidance in the range of $2.40 to $2.60 per share

"The Company continues to perform well, and we're executing on our growth opportunities," said David H. Anderson, president and CEO of NW Natural Holdings. "Our mission is to continue providing essential energy and water services to customers safely and reliably, striving to put renewables on our natural gas pipeline, and investing in water and wastewater utilities."
For the second quarter of 2021, net income increased $4.4 million to a $0.7 million net loss (or $0.02 per share), compared to a net loss from continuing operations of $5.1 million (or $0.17 per share) for the same period in 2020. Results reflected new rates in Oregon for our natural gas utility, customer growth, and lower financial impacts from COVID-19, partially offset by higher operations and maintenance expenses and higher depreciation and general tax expenses as we continued to invest in our gas utility system.

Year-to-date net income increased $15.7 million to $58.8 million (or $1.92 per share), compared to $43.1 million (or $1.41 per share) for the same period in 2020. Results reflected new rates in Oregon for our natural gas utility, customer growth, and lower financial impacts from COVID-19, partially offset by higher depreciation and general tax expenses and higher operations and maintenance expenses. In addition, net income from our other activities increased primarily due to higher asset management revenues.

KEY EVENTS AND INITIATIVES
The after-tax drivers below are based on a statutory tax rate of 26.5%.

Settlement Filed in NW Natural's Washington General Rate Case
On December 18, 2020, NW Natural filed a request for a general rate increase with the Washington Utilities and Transportation Commission (WUTC). Approximately 10% of NW Natural’s revenues are derived from its Washington customers. The original filing included a requested increase in annual revenue requirements over two years to recover operating costs and infrastructure and technology investments. This included a $6.3 million increase in the first year beginning November 1, 2021 (Year One) and a $3.2 million increase in the second year beginning November 1, 2022 (Year Two).

On July 27, 2021, NW Natural and other parties filed a settlement with the WUTC. Under the multi-party settlement, NW Natural's revenue requirement would increase $5.0 million in Year One and up to an additional $3.0 million increase in Year Two. The settlement included a cost of capital of 6.814% for both years and rate base of $247.3 million as of

November 1, 2022 or an increase of $31.2 million for Year 1 and $21.4 million for Year 2. The settlement is subject to review and approval by the WUTC with new rates requested to take effect Nov. 1, 2021.

Coronavirus (COVID-19)
NW Natural Holdings continues to operate with a focus on the safety of our employees and customers. We benefit from a resilient business model with nearly 90% of our natural gas utility margin coming from the residential and commercial sectors and a majority of our utility margin decoupled and weather normalized. Customer growth from residential construction and conversions remained strong. The number of commercial customers has been stable for several consecutive quarters. The customer growth rate was 1.6% for the 12 months ended June 30, 2021.

We estimate the financial effects of COVID-19 in the income statement to be $1.7 million (after-tax) for the first half of 2021, compared to approximately $4 million (after-tax) for the same period in 2020. The change in financial effects year-over-year includes $1.8 million (after-tax) from 2020 that was subsequently deferred to a regulatory asset in the third quarter of 2020. The 2021 financial effects include $0.7 million (after-tax) of revenue we expect to recognize in a future period related to forgone late fees. The remaining $1.0 million (after-tax) will not be recovered through rates as it primarily relates to lower natural gas distribution margin from customers that stopped natural gas service and lower usage from customers that are not covered under decoupled rate schedules.

February 2021 Winter Weather Event
In February 2021, NW Natural experienced a severe winter storm in its service territory. This event coincided with the weather event that affected much of the mid-continent of the United States and resulted in elevated gas prices across the country. To meet expected demand, we purchased additional natural gas supplies at higher than anticipated prices. However, our third-party marketer provided incremental asset management revenues, which more than offset the cost of the incremental gas purchases. The effect of these transactions was a $6.5 million benefit for customers and a net benefit to shareholders of $2.8 million (after-tax) from the combined effect of asset management revenues reflected in NW Natural's other segment offset by lower utility margin from a loss on the Oregon gas cost incentive sharing mechanism.

Renewable Natural Gas (RNG)
NW Natural continues to pursue RNG for the natural gas pipeline under the landmark Oregon Senate Bill 98, which supports renewable energy procurement and investment by natural gas utilities. NW Natural has options to invest up to a total estimated $38 million in four separate RNG development projects that will access biogas derived from water treatment at Tyson Foods’ processing plants. Construction on our first RNG facility with BioCarbN and Tyson Foods' is expected to begin in September 2021 with completion and commissioning planned for early 2022. In July 2021, we signed a multi-year RNG purchase agreement with Element Markets. With the addition of this most recent contract, NW Natural has signed agreements with options to purchase or develop RNG totaling about 2% of NW Natural’s annual sales volume in Oregon, enough to heat about 36,000 homes. Additionally, in July 2021, NW Natural initiated a request for proposal (RFP) for additional RNG purchase or investment opportunities.

2020 Environment, Social, and Governance (ESG) Report Issued
On August 2, 2021, we issued our second ESG report, which outlines some of the important work NW Natural Holdings is focused on. The report highlights our longstanding commitments and progress related to safety, environmental stewardship, and taking care of our employees and communities. It also features goals that we're pursuing related to a renewable future and carbon neutral vision for our gas utility, diversifying into and growing our water and wastewater utility business, and actively working to continue advancing diversity, equity and inclusion in our workplace and our wider community. Additional information is available on our investor relations website.

SECOND QUARTER RESULTS
The following financial comparisons are for the second quarter of 2021 and 2020 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' second quarter results are summarized by business segment in the table below:

	Three Months Ended June 30,
	2021		2020		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) from continuing operations:
Natural Gas Distribution segment	(1,381)	$(0.05)	$(6,347)	$(0.21)	$4,966	$0.16
Other	657	0.03	1,215	0.04	(558)	(0.01)
Consolidated	$(724)	$(0.02)	$(5,132)	$(0.17)	$4,408	$0.15

Diluted Shares		30,664		30,537		127

Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $5.0 million (or $0.16 per share) primarily reflecting new rates in Oregon as a result of a general rate case, which was effective beginning Nov. 1, 2020 and lower COVID financial impacts.

Margin increased $8.5 million reflecting new rates in Oregon and customer growth, which collectively contributed $7.0 million. In addition, lower COVID financial impacts contributed $0.4 million.

Operations and maintenance expense increased $2.6 million as a result of higher expenses mainly from higher employee benefit costs, professional service fees, and higher lease expense associated with our new headquarters and operations center, partially offset by lower expenses related to COVID. Depreciation expense and general taxes increased $2.3 million related to higher property, plant, and equipment as we continue to invest in our system.

Interest expense decreased $0.8 million mainly due to repaying the financings undertaken in March 2020 as a precautionary measure to support liquidity as the pandemic unfolded.

Other
Other net income decreased $0.6 million (or $0.01 per share) reflecting higher project costs at the holding company.

YEAR-TO-DATE RESULTS
The following financial comparisons are for the first six months of 2021 and 2020 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Six Months Ended June 30,
	2021		2020		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$52,544	$1.71	$41,596	$1.36	$10,948	$0.35
Other	6,249	0.21	1,548	0.05	4,701	0.16
Consolidated	$58,793	$1.92	$43,144	$1.41	$15,649	$0.51

Diluted Shares		30,671		30,559		112

Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $10.9 million (or $0.35 per share) primarily reflecting new rates in Oregon as a result of a general rate case, which was effective beginning Nov. 1, 2020 and lower COVID financial impacts.

Margin increased $22.1 million reflecting new rates in Oregon and customer growth, which collectively contributed $22.6 million. This was partially offset by a $2.1 million increase in loss from the gas cost incentive sharing mechanism as a result of purchasing higher priced gas during a February cold weather event than what was forecasted for the year.
Operations and maintenance expense increased $4.7 million as a result of higher expenses mainly from increased employee compensation and benefit costs, higher lease expense associated with our new headquarters and operations center, and professional service fees, partially offset by lower costs associated with COVID. Depreciation expense and general taxes increased $5.5 million related to higher property, plant, and equipment.

Other
Other net income increased $4.7 million (or $0.16 per share) reflecting $5.3 million of higher net income from NW Natural's other activities offset by a loss of $0.6 million from NW Natural Holdings' other activities. For NW Natural, the benefit in other activities was primarily driven by higher asset management revenues from the aforementioned February 2021 weather event. NW Natural Holding's other activities reported higher project costs at the holding company.

BALANCE SHEET AND CASH FLOWS
During the first six months of 2021, the Company generated $194.3 million in operating cash flows or an increase of $32.2 million compared to the same period in 2020 due to higher net income and lower net working capital requirements. The Company used $127.9 million in investing activities during the first six months of 2021 primarily for natural gas utility capital expenditures, compared to $160.4 million used in investing activities during the same period in 2020 for utility capital expenditures and the acquisition of several water and wastewater utilities. Net cash used in financing activities was $73.5 million for the first six months of 2021 or a change of $201.8 million compared to the same period in 2020 primarily due to several financings undertaken in March 2020 that strengthened our liquidity position as a precaution as the COVID-19 pandemic unfolded. As of June 30, 2021, NW Natural Holdings held cash of $20.1 million.

2021 GUIDANCE
NW Natural Holdings reaffirmed 2021 earnings guidance in the range of $2.40 to $2.60 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.
DIVIDEND DECLARED
In 2021, the Board of Directors of NW Natural Holdings declared a quarterly dividend of $0.48 cents per share on the Company’s common stock. The dividend is payable on August 13, 2021 to shareholders of record on July 30, 2021, reflecting an annual indicated dividend rate of $1.92 per share. Future dividends are subject to Board of Director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its second quarter 2021 financial and operating results.

Date and Time:	Thursday, August 5, 2021 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10154449.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 780,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 20 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. NW Natural Water currently serves approximately 64,000 people through about 27,000 connections. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor and Media Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including use of renewable sources, renewable natural gas purchases, projects or investments and timing, magnitude and completion thereof, renewable hydrogen projects or investments and timing, magnitude and completion thereof, procurement of renewable natural gas or hydrogen for customers, strategic goals and visions, the water and wastewater acquisition and investment strategy and financial effects of water and wastewater acquisitions, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings and earnings guidance, dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, including WUTC approval of the Washington general rate case multi-party settlement, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 financial impact, expenses, cost savings measures and cost recovery including through regulatory deferrals and the timing and magnitude thereof, impact on capital projects, governmental actions and timing thereof, including actions to reopen the economy, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Second Quarter 2021
	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2021	2020	Change	2021	2020	Change	2021	2020	Change
Operating revenues	$148,917	$134,971	10%	$464,863	$420,122	11%	$818,420	$757,703	8%

Operating expenses:
Cost of gas	41,193	41,210	—	153,403	149,748	2	266,410	264,095	1
Operations and maintenance	50,047	43,983	14	102,238	92,904	10	189,463	180,127	5
Environmental remediation	1,509	1,622	(7)	5,286	5,627	(6)	9,350	11,673	(20)
General taxes	8,914	8,373	6	20,283	18,268	11	37,093	33,750	10
Revenue taxes	5,671	4,454	27	18,335	16,197	13	32,429	30,100	8
Depreciation and amortization	28,144	25,836	9	56,241	50,511	11	109,413	98,048	12
Other operating expenses	815	551	48	1,747	1,479	18	3,969	3,191	24
Total operating expenses	136,293	126,029	8	357,533	334,734	7	648,127	620,984	4
Income from operations	12,624	8,942	41	107,330	85,388	26	170,293	136,719	25
Other income (expense), net	(2,597)	(3,040)	(15)	(6,139)	(6,615)	(7)	(13,468)	(12,936)	4
Interest expense, net	11,028	12,706	(13)	22,154	23,174	(4)	42,032	45,000	(7)
Income (loss) before income taxes	(1,001)	(6,804)	(85)	79,037	55,599	42	114,793	78,783	46
Income tax expense (benefit)	(277)	(1,672)	(83)	20,244	12,455	63	28,871	15,797	83
Net income (loss) from continuing operations	(724)	(5,132)	(86)	58,793	43,144	36	85,922	62,986	36
Income (loss) from discontinued operations, net of tax	—	280	(100)	—	(498)	(100)	7,006	(2,901)	(342)
Net income (loss)	$(724)	$(4,852)	(85)	$58,793	$42,646	38	$92,928	$60,085	55

Common shares outstanding:
Average diluted for period	30,664	30,537		30,671	30,559		30,636	30,517
End of period	30,672	30,546		30,672	30,546		30,672	30,546

Per share of common stock information:
Diluted earnings (loss) from continuing operations	$(0.02)	$(0.17)		$1.92	$1.41		$2.80	$2.06
Diluted earnings (loss) from discontinued operations, net of tax	—	0.01		—	(0.01)		0.23	(0.10)
Diluted earnings (loss)	(0.02)	(0.16)		1.92	1.40		3.03	1.96
Dividends paid per share	0.4800	0.4775		0.9600	0.9550		1.9175	1.9075
Book value, end of period	30.09	28.94		30.09	28.94		30.09	28.94
Market closing price, end of period	52.52	55.79		52.52	55.79		52.52	55.79

Capital structure, end of period:
Common stock equity	43.2%	42.7%		43.2%	42.7%		43.2%	42.7%
Long-term debt	42.8%	44.3%		42.8%	44.3%		42.8%	44.3%
Short-term debt (including current maturities of long-term debt)	14.0%	13.0%		14.0%	13.0%		14.0%	13.0%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	780,279	768,304	1.6%	780,279	768,304	1.6%	780,279	768,304	1.6%
Volumes in therms:
Residential and commercial sales	102,469	99,815		400,291	386,687		690,875	700,474
Industrial sales and transportation	111,245	107,398		244,543	241,443		468,726	481,025
Total volumes sold and delivered	213,714	207,213		644,834	628,130		1,159,601	1,181,499
Operating revenues:
Residential and commercial sales	$120,360	$109,399		$398,944	$364,803		$695,487	$649,391
Industrial sales and transportation	14,093	12,667		31,472	29,861		60,289	58,183
Other distribution revenues	396	5		986	968		1,944	1,755
Other regulated services	4,765	4,921		9,550	9,847		18,825	19,653
Total operating revenues	139,614	126,992		440,952	405,479		776,545	728,982
Less: Cost of gas	41,249	41,265		153,515	149,860		266,635	264,319
Less: Environmental remediation expense	1,509	1,622		5,286	5,627		9,350	11,673
Less: Revenue taxes	5,650	4,454		18,305	16,197		32,399	30,100
Margin, net	$91,206	$79,651		$263,846	$233,795		$468,161	$422,890
Degree days:
Average (25-year average)	305	308		1,631	1,650		2,687	2,723
Actual	182	189	(4)%	1,443	1,404	3%	2,423	2,503	(3)%
Percent colder (warmer) than average weather	(40)%	(39)%		(12)%	(15)%		(10)%	(8)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$20,084	$137,057
Accounts receivable	60,713	35,196
Accrued unbilled revenue	13,592	15,393
Allowance for uncollectible accounts	(3,283)	(1,592)
Regulatory assets	60,672	30,021
Derivative instruments	46,168	5,996
Inventories	39,024	44,009
Gas reserves	8,444	13,646
Income taxes receivable	6,000	—
Other current assets	22,427	20,318
Discontinued operations current assets	—	16,392
Total current assets	273,841	316,436
Non-current assets:
Property, plant, and equipment	3,849,792	3,608,902
Less: Accumulated depreciation	1,093,863	1,062,299
Total property, plant, and equipment, net	2,755,929	2,546,603
Gas reserves	29,852	41,459
Regulatory assets	330,710	324,358
Derivative instruments	7,912	3,958
Other investments	47,725	62,130
Operating lease right of use asset, net	76,294	78,566
Assets under sales-type leases	141,408	146,208
Goodwill	69,313	70,183
Other non-current assets	50,516	51,446
Total non-current assets	3,509,659	3,324,911
Total assets	$3,783,500	$3,641,347
Liabilities and equity:
Current liabilities:
Short-term debt	$240,000	$233,000
Current maturities of long-term debt	60,274	35,209
Accounts payable	97,854	79,903
Taxes accrued	15,143	18,535
Interest accrued	7,425	7,234
Regulatory liabilities	103,210	41,126
Derivative instruments	3,393	3,067
Operating lease liabilities	1,228	931
Other current liabilities	43,946	54,323
Discontinued operations current liabilities	—	13,574
Total current liabilities	572,473	486,902
Long-term debt	915,501	918,887
Deferred credits and other non-current liabilities:
Deferred tax liabilities	325,600	297,995
Regulatory liabilities	645,046	632,400
Pension and other postretirement benefit liabilities	203,854	218,493
Derivative instruments	453	1,658
Operating lease liabilities	80,088	80,159
Other non-current liabilities	117,659	120,852
Total deferred credits and other non-current liabilities	1,372,700	1,351,557
Equity:
Common stock	569,785	562,766
Retained earnings	365,501	331,648
Accumulated other comprehensive loss	(12,460)	(10,413)
Total equity	922,826	884,001
Total liabilities and equity	$3,783,500	$3,641,347

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2021	2020
Operating activities:
Net income	$58,793	$42,646
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	56,241	50,511
Regulatory amortization of gas reserves	7,597	8,567
Deferred income taxes	1,048	(2,004)
Qualified defined benefit pension plan expense	7,874	8,892
Contributions to qualified defined benefit pension plans	(9,590)	(8,470)
Deferred environmental expenditures, net	(9,625)	(9,897)
Amortization of environmental remediation	5,286	5,627
Other	1,610	(5,931)
Changes in assets and liabilities:
Receivables, net	73,133	73,954
Inventories	3,666	(52)
Income and other taxes	21,467	20,966
Accounts payable	(17,239)	(18,919)
Deferred gas costs	(26,962)	115
Asset optimization revenue sharing	36,872	(11,657)
Decoupling mechanism	(6,860)	4,281
Other, net	(9,030)	3,967
Discontinued operations	—	(547)
Cash provided by operating activities	194,281	162,049
Investing activities:
Capital expenditures	(130,108)	(122,282)
Acquisitions, net of cash acquired	(55)	(37,940)
Leasehold improvement expenditures	(163)	(7,519)
Proceeds from the sale of assets	2,234	7,905
Other	209	263
Discontinued operations	—	(846)
Cash used in investing activities	(127,883)	(160,419)
Financing activities:
Proceeds from common stock issued	—	68
Long-term debt issued	55,000	150,000
Long-term debt retired	(35,000)	(75,000)
Proceeds from term loan due within one year	100,000	150,000
Repayments of commercial paper, maturities greater than 90 days	(195,025)	—
Change in other short-term debt, net	30,500	(66,100)
Cash dividend payments on common stock	(27,842)	(27,679)
Other	(1,175)	(3,007)
Cash (used in) provided by financing activities	(73,542)	128,282
Increase (decrease) in cash, cash equivalents and restricted cash	(7,144)	129,912
Cash, cash equivalents and restricted cash, beginning of period	35,454	12,636
Cash, cash equivalents and restricted cash, end of period	$28,310	$142,548

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$21,971	$23,156
Income taxes paid, net of refunds	7,405	544

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$20,084	$137,057
Restricted cash included in other current assets	8,226	5,491
Cash, cash equivalents and restricted cash	$28,310	$142,548